APPENDIX A
TO
THE CUSTODIAN AGREEMENT BETWEEN
HOTCHKIS AND WILEY FUNDS
AND
BROWN BROTHERS HARRIMAN & CO.
Dated as of February 5, 2009

The following is a list of Funds/Portfolios for which the Custodian shall serve under a Custodian Agreement dated as of October 10, 2001, as amended (the “Agreement”).

HOTCHKIS AND WILEY LARGE CAP VALUE FUND
HOTCHKIS AND WILEY MID-CAP VALUE FUND
HOTCHKIS AND WILEY SMALL CAP VALUE FUND
HOTCHKIS AND WILEY ALL CAP VALUE FUND
HOTCHKIS AND WILEY CORE VALUE FUND
HOTCHKIS AND WILEY HIGH YIELD FUND

IN WITNESS WHEREOF, each of the parties hereo has caused this APPENDIX A to be executed in its name and on behalf of each such Fund/Portfolio.

HOTCHKIS AND WILEY FUNDS /s/ Anna Marie Lopez Anna Marie Lopez President	BROWN BROTHERS HARRIMAN & CO. /s/ James R. Kent James R. Kent Managing Director